As filed with the Securities and Exchange Commission on November 7, 1996
                                           SEC Registration No. 333-_______

                 U.S. SECURITIES AND EXCHANGE COMMISSION
                     FORM S-3 REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                               INFINITY, INC.
           ------------------------------------------------------
           (Exact Name of Registrant as Specified in its Charter)


          Colorado                                     84-1070066
----------------------------              ------------------------------------
(State or Other Jurisdiction              (IRS Employer Identification Number)
      of Incorporation)

                    211 West 14th Street, Chanute, Kansas  66720
                                  (316) 431-6200
  -------------------------------------------------------------
         (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                             Stanton E. Ross, President
                    211 West 14th Street, Chanute, Kansas  66720
                                  (316) 431-6200
     --------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                               Jon D. Sawyer, Esq.
                               Jon D. Sawyer, P.C.
                           1401 17th Street, Suite 460
                              Denver, Colorado  80202
                                 (303) 295-2355



Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ___

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: _X_

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ___

                        CALCULATION OF REGISTRATION FEE

                                       Proposed    Proposed
                                       Maximum     Maximum
Title of Each Class                    Offering    Aggregate     Amount of
of Securities to be    Amount to be    Price Per   Offering     Registration
    Registered          Registered     Unit<FN1>   Price<FN1>       Fee
------------------------------------------------------------------------------
Common Stock, $.0001     758,000        $1.6875    $1,279,125     $387.61
Par Value
------------------------------------------------------------------------------

<FN1>
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the closing sale price of the Common Stock as reported on The Nasdaq Small-Cap Market on November 1, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                  PROSPECTUS

                                 INFINITY, INC.

                        758,000 Shares of Common Stock

     The 758,000 shares of Common Stock, $.0001 par value ("Common Stock") of Infinity, Inc., a Colorado corporation (the "Company"), offered hereby (the "Shares") are being sold by the selling stockholders identified herein (the "Selling Stockholders"). Such offers and sales may be made in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). The Selling Stockholders are identified and certain information with respect to them is provided under the caption "Selling Stockholders" herein. The expenses of the registration of the securities offered hereby, including fees of counsel for the Company, will be paid by the Company. The following expenses will be borne by the Selling Stockholders: underwriting discounts and selling commissions, if any, and the fees of legal counsel, if any, for the Selling Stockholders. The filing by the Company of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose shares are included herein is an "affiliate" of the Company.

     The Selling Stockholders have advised the Company that they have not engaged any person as an underwriter or selling agent for any of such shares, but they may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting. The Selling Stockholders and any broker executing selling orders on behalf of any Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the 1933 Act. The Company will not receive any of the proceeds from the sale of the securities offered hereby.

     The Common Stock is listed on The Nasdaq Small-Cap Market under the symbol "IFNY". On _______, 1996, the closing sale price of the Common Stock, as reported on the Nasdaq Small-Cap Market, was $____ per share.

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE __ OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is _______, 1996.

     No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                            AVAILABLE INFORMATION

     The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus. The Company has filed with the Commission in Washington, DC a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the 1933 Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov.).

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to Infinity, Inc., 211 West 14th Street, Chanute, Kansas 66720, telephone (316) 431-6200, and directed to the attention of Stanton E. Ross.

                              TABLE OF CONTENTS

                                                                   PAGE

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . .    6

SELLING SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . .   10

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . .   12

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .   13

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . .   13

                                  THE COMPANY


     Infinity, Inc. (the "Company"), through its subsidiaries, is engaged in providing oil field and water treatment services and it is also engaged in oil and gas exploration and development.

     The Company was organized as a Colorado corporation on April 2, 1987, for the purpose of searching for and acquiring a business combination candidate.

     On August 17, 1988, the Company completed a public offering of Units consisting of stock and warrants, for net proceeds of approximately $369,716.

     On March 10, 1992, the Company acquired all of the outstanding stock of Infinity Research and Development, Inc. ("IRD"), formerly named Phoenix Research & Development Corporation, in exchange for the issuance of shares of the Company's Common and Preferred Stock. IRD was incorporated under the laws of the State of Missouri on December 18, 1991, for the purpose of acquiring the rights to a technology to remove contaminants from waste-water, and to manufacture and market products using this technology.

     On December 15, 1993, the Company acquired all of the outstanding stock of L.D.C. Food Systems, Inc. ("LDC"), a New Jersey corporation, in exchange for the issuance of shares of the Company's Common Stock. LDC holds the rights to patents relating to a poultry carcass chiller system for purifying contaminated waste water from poultry processing operations. During the year ended March 31, 1995, the Company obtained orders for two systems incorporating this technology, one of which has been constructed and installed. During the year ended March 31, 1996 this prototype system was sold to The BOC Group, Inc. ("BOC") in conjunction with a licensing agreement under which BOC will complete the pursuit of necessary government approvals and market the systems internationally to the food industry.

     On January 21, 1994, Consolidated Industrial Services, Inc. ("Consolidated"), a newly-formed, wholly-owned subsidiary of the Company, acquired substantially all of the assets and operations, and assumed certain liabilities, of Consolidated Oil Well Services, Inc. ("COWS") pursuant to an Asset Purchase Agreement dated January 7, 1994 ("Agreement"), among the Company, Consolidated, COWS and Edsel E. Noland, the President and sole shareholder of COWS, for consideration valued at $5,000,000. The consider-ation consisted of $1,000,000 in cash, 555,556 shares of the Company's authorized but previously unissued Common Stock, and promissory notes from Consolidated totaling $2,000,000. During the 3 months ended March 31, 1994, $600,000 was paid toward the $2,000,000 in notes. During the year ended March 31, 1995, the remainder of the $2,000,000 in notes was settled.

     COWS was established in 1957 by Edsel E. Noland, and has been engaged in providing services to the oil and gas industry in Kansas and portions of surrounding states. This business has included providing fracturing, cementing, acidizing, and nitrogen services as well as trucking of fluids. As a result of the acquisition, Consolidated now operates approximately 130 pieces of oil field equipment, and employs approximately 70 people. Consolidated has continued the oil field services business acquired and has expanded such services to include on-site hazardous and non-hazardous waste stabilization services for private industry and government agencies. Consolidated uses some of the trucks acquired from COWS to haul waste water from customers' sites to a 20,000 gallon per day waste water treatment facility which has been constructed on COWS' 17.5 acre site in Chanute, Kansas. This facility was the first centralized waste water treatment facility in Kansas.

     Consolidated also has operated a waste water and brine water treatment plant in the Silo oil field near Cheyenne, Wyoming. This plant treats the brine water which is a by-product of a producing oil field to meet standards necessary for surface discharge.

     During October 1996, the Company entered into a management agreement and operating lease with another company which will operate the Chanute water treatment facility and the Wyoming brine water treatment plant. The initial term of the lease is for five years with minimum lease payments to be received of $80,000 per year. In addition, the lease calls for percentage rents at 4-1/2% of revenues above a base level, and includes an option to extend the lease term for two additional years at $85,000 per year, and a second option ot extend the lease for an additional seven years at $90,000 per year.

     In September 1995, Infinity Oil & Gas, Inc. ("IOG"), a subsidiary, was created to pursue exploration and development opportunities in the oil and gas industry. The Company owns 55% of the common shares of IOG for which it paid $550 and during the year ended March 31, 1996, invested $120,000 in preferred stock. The remaining common shares are held by officers of IOG. As of the date of this Prospectus, IOG has acquired rights to two properties and is evaluating development opportunities.

     In November 1995, CIS Oil and Gas, Inc. ("COG"), a wholly-owned subsidiary, was created to acquire mineral rights and to develop and operate oil and gas properties. During the year ended March 31, 1996 COG acquired rights to approximately 24,000 acres of land in the Raton Basin in Southeastern Colorado, and has drilled fifteen wells to produce coal methane gas from this property. The Company has entered into an agreement with Colorado Interstate Gas to transport produced gas through its nearby pipeline. The Company is also proceeding to construct an internal gas gathering system in conjunction with Alpha Energy, Engineers. The Company anticipates that it will connect these wells, along with four pre-existing wells during January-February 1997 to begin gas sales while continuing to develop the property.

     The Company's headquarters are located at 211 West 14th Street, Chanute, Kansas 66720, and its telephone number is (316) 431-6200.

                                  RISK FACTORS

     An investment in the securities being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, prospective investors should carefully consider the risk factors discussed below before purchasing the shares of Common Stock offered hereby.

     This Prospectus contains and incorporates by reference forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included or incorporated in this Prospectus. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth in the risk factors below.

     1. LIMITED OPERATING HISTORY AND LOSSES FROM OPERATIONS. The Company has a limited operating history and recorded substantial losses from operations in both of the last two fiscal years. The likelihood of the success of the Company must be considered in light of the problems which may be encountered in connection with the development of the Company's business and the competitive environment in which the Company operates. Accordingly, there can be no assurance that the Company will be successful or achieve profitable operations.

     2. NEED FOR ADDITIONAL FINANCING. Due to the Company's continuing losses, Management has had to devote a large percentage of their time seeking additional financing and at times sacrificing time needed to manage the Company's ongoing operations. During the fiscal year ended March 31, 1996, the Company raised $2.5 million in debt financing from Seymour, Inc., and $460,000 through the sale of stock in a private offering. Although the Company's operations have improved, the Company may still need additional financing in order to develop its business.

     3. RISKS ASSOCIATED WITH OIL AND GAS OPERATIONS. The Company has recently started to devote a significant portion of its resources and management attention to the exploration and development of oil and gas properties. Such activities will be subject to a number of risks including, but not limited to, the following:

          A. COMPETITION FOR PROSPECTS. The Company is and will continue to be an insignificant participant in the oil and gas business. Most of the Company's competitors have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company will be at a competitive disadvantage in identifying suitable prospects.

          B. LEASEHOLD DEFECTS. Although evidence of title generally will be obtained by the Company prior to any acquisition of oil and gas properties, the Company will generally acquire leasehold interests in oil and gas properties without first obtaining a title opinion. There can be no assurance that losses will not result from title defects or from defects in the assignment of leasehold rights and the like, which losses will be borne by the Company to the extent of its interest therein. It is not anticipated that the Company will obtain title insurance on any of the leasehold interests it obtains.

          C. OIL AND GAS PRICES. The economics of oil and gas production are greatly dependent upon the prices of oil and gas. Any significant decrease in the market prices of oil or gas could materially affect the profitability of the Company's oil and gas activities.

          D. MARKETS. The marketing of natural gas and oil which may be produced by the Company's properties will be affected by a number of factors beyond the control of the Company. These factors include the extent of the supply of oil or gas in the market, the availability of competitive fuels, crude oil imports, the world-wide political situation, price regulation, and other factors.

          E. LIMITATION ON PRODUCTION. Among other matters, states may regulate allowable rates of production, prevention of waste oil and gas resources and similar matters. One effect of such regulation may be the restriction on the amount of production allowed from the Company's properties. Considering the current low market price for oil, no assurance can be made that the allowable amount of production will be sufficient to provide a profit to the Company.

          F. GOVERNMENTAL REGULATION. The Company's operations may be subject to numerous federal, state and local laws including, among other things, regulation of the discharge of materials into the environment relating to protection of the environment or otherwise affecting the Company's operations. Such regulations could adversely affect the business of the Company.

          G. WEATHER INTERRUPTIONS. Activities of the Company may be subject to periodic interruptions due to weather conditions. Weather-imposed restrictions during certain times of the year on roads accessing properties could adversely affect the ability of the Company to benefit from production on such properties or could increase the costs of drilling new wells because of delays.

     4. RISKS ASSOCIATED WITH CURRENT DEVELOPMENT OF COAL METHANE GAS PROPERTY. The Company is presently developing a coal methane gas property in southeastern Colorado on which it has drilled 15 wells. These wells have not all been completed and tested. The Company also has to build a gathering system on its property. The Company may need to raise additional funds in order to finance the gathering system and further develop such property, and there can be no assurance that the Company will be able to do so on acceptable terms.

     5. RISKS RELATING TO OIL FIELD SERVICES OPERATIONS. The Company's oil field services business is subject to a number of risks including, but not to, the following:

          A. INDUSTRY CONDITIONS. Demand for the Company's oil field services depends primarily upon the level of spending by oil and gas companies for exploration, production and development activities. These spending levels tend to increase and decrease with increases and decreases in the commodity prices for oil and gas, so that demand for the Company's oil field services is affected to some degree by market prices for natural gas and crude oil, which have historically been very volatile.

          B.   GEOGRAPHIC CONCENTRATION OF OPERATIONS.  Most of the
Company's oil field services operations are located in Kansas, northern Oklahoma and southern Colorado. Because of this concentration, any regional events that increase costs, reduce availability of equipment or supplies, reduce demand or limit production will impact the Company more adversely than if the Company were more geographically diversified.

     6.   UNCERTAINTY OF MARKET ACCEPTANCE AND COMMERCIALIZATION STRATEGY
FOR WASTE WATER TREATMENT TECHNOLOGIES. Although the Company has identified a number of possible applications for the Company's technologies for the waste water treatment systems, it has not undertaken any market surveys. There can be no assurance that the Company's strategies will result in initial or continued market acceptance for the Company's technologies.

     7.   PATENTS ON WASTE WATER TREATMENT TECHNOLOGIES.  Although the
Company holds patent rights to an ozone sanitation technology, the Company presently has no patents covering its thin film electrocoagulation technology. There can be no assurance that any patents that may be granted to or obtained by the Company in the future will be enforceable or will provide the Company with meaningful protection from competition, or that any technologies or systems developed by the Company in the future will not infringe any patents or rights of others, or that the Company will possess the financial resources necessary to enforce any patent rights which it may hold in the future.

     8. LACK OF RELEVANT MANAGEMENT EXPERIENCE. Management has only limited experience in developing and marketing new technologies and has limited experience in managing oil and gas exploration companies of this size. As a result of this lack of experience, combined with other factors, the Company has experienced delays and cost overruns. This lack of experience has also forced the Company to bring in consultants and to set up an advisory board which has caused the Company to issue significant amounts of stock and options as compensation for these persons. Recent licensing agreements, the management agreement and operating lease on the water treatment projects, and the recent addition of Dan Appleby and the addition of outside consultants in the oil and gas business are intended to help alleviate this concern.

     9. COMPETITION. The Company is subject to competition from numerous other new and established companies, many of which are better financed than the Company. (See "BUSINESS -- Competition.")

     10. PUBLIC MARKET FOR COMPANY'S COMMON STOCK. Although there presently exists a limited market for the Company's Common Stock, there can be no assurance that a market can be sustained. The investment community could show little or no interest in the Company in the future. As a result, purchasers of the Company's securities may have difficulty in selling such securities should they desire to do so.

     11. DIVIDENDS. No dividend has been paid on the Common Stock since inception and none is contemplated at any time in the foreseeable future.

     12. SHARES ELIGIBLE FOR FUTURE SALE. Of the shares of the Company's Common Stock outstanding, approximately 3,082,586 are "restricted securities" and under certain circumstances may in the future be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Future sales of those shares under Rule 144 could depress the market price of the Common Stock in any market which may exist. Approximately 2,064,252 of the restricted shares outstanding are currently eligible for resale under Rule 144, and 758,000 shares are being registered for resale by the registration statement of which this Prospectus is a part.

     13. PREFERRED STOCK. The Company is authorized to issue 5,000,000 shares of Preferred Stock, no par value. The Preferred Stock may be issued in series from time to time with such designations, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over common shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without any further action by shareholders. The Company presently has no shares of Preferred Stock outstanding.

                             SELLING STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of October 28, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby by each Selling Stockholder.

                            Shares                              Shares Bene-
                         Beneficially                          fically Owned
                        Owned Prior to      Number of Shares   After Offering
Selling Stockholder     Offering<FN1>        Being Offered       <FN1><FN2>
-------------------    ------------------   ----------------   ----------------
Dale L. Flaxbeard           25,000               25,000              -0-

Patrick J. Mason            10,000               10,000              -0-

Larry F. Phillips           10,000               10,000              -0-

Rick L. Kerningham           5,000                5,000              -0-

James L. Newman             17,000               17,000              -0-

Clark Boone                  6,000                6,000              -0-

Clete W. Hudson              4,000                4,000              -0-

Jock V. Wright              21,441                6,000            15,441

Alan Strickstein             5,000                5,000              -0-

Michael Chirco              30,000               30,000              -0-

Harry Manoogian and
  Dolores Manoogian         20,333               12,000             8,333

Kenneth Lipson               8,000                8,000              -0-

Debra J. Lipson
 U/A/T 3/19/93              10,000               10,000              -0-

Michael Garavaglia          15,000               15,000              -0-

Angelo Grillo                2,000                2,000              -0-

Benny Sorrentino             2,000                2,000              -0-

Tera Strickstein            33,000               33,000              -0-

Scott Strickstein           33,000               33,000              -0-

Don L. Miller               62,500               62,500              -0-





                               -10-

Charles P. Schleicher
 and Jane Schleicher,
 Trustees of the
 Charles P. Schleicher
 Trust dated 1/14/93      62,500               62,500              -0-

Irving Strickstein       320,111              200,000            120,111

Michael Gaines           200,000              200,000              -0-
_________________

<FN1>
The Company believes that the persons named in this table have sole voting and investment control with respect to all shares of Common Stock shown as beneficially owned by them, subject to the information contained in the footnotes to this table.
<FN2>
Assumes the sale of all shares offered hereby to unaffiliated third parties.

                              PLAN OF DISTRIBUTION

     The 758,000 Shares offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchanges (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the 1933 Act.

     The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the 1933 Act. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.

     All proceeds from any such sales will be the property of the Selling Stockholders who will bear the expense of underwriting discounts and selling commissions, if any, and their own legal fees.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby is being passed upon for the Company by Jon D. Sawyer, P.C., 1401 Seventeenth Street, Suite 460, Denver, Colorado 80202.

                                    EXPERTS

     The consolidated balance sheet of the Company as of March 31, 1996, and the consolidated statements of operations, changes in stockholders' equity, and cash flows for the two years ended March 31, 1996, incorporated by reference in this Prospectus and Registration Statement have been incorporated herein in reliance upon the report of Mayer Hoffman McCann L.C., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996, filed pursuant to Section 13 or 15(d) of the 1934 Act (File Number 0-17204).

     (b) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996, filed pursuant to Section 13 or 15(d) of the 1934 Act (File No. 0-17204).

     (c) The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A (File No. 0-17204) declared effective on December 3, 1993.

     All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                   PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.

          Registration Fees . . . . . . . . . . . . . .  $   387.61
          Legal Fees and Expenses . . . . . . . . . . .    9,000.00
          Accounting Fees and Expenses. . . . . . . . .    2,000.00
          Miscellaneous . . . . . . . . . . . . . . . .      612.39

              TOTAL . . . . . . . . . . . . . . . . . .  $12,000.00

     The Selling Stockholders will bear the expense of their own legal counsel and miscellaneous fees and expenses, if any.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The only statute, charter provision, bylaw, contract, or other arrange-ment under which any controlling person, Director or Officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) The Company has the power under the Colorado Corporation Code to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, Officer, employee, fiduciary, or agent of the Company or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Company such persons are similarly entitled to indemnifi-cation if they acted in good faith and in a manner reasonably believed to be in the best interests of the Company but no indemnification shall be made if such person was adjudged to be liable to the Company for negligence or misconduct in the performance of his duty to the Company unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     (b) The Articles of Incorporation and Bylaws of the Company generally allow indemnification of Officers and Directors to the fullest extent allowed by law.

ITEM 16.  EXHIBITS.

Exhibit
Number       Description
-------      -----------
  5          Opinion of Jon D. Sawyer, P.C., with respect to the legality of the securities being registered

 23.1        Consent of Mayer Hoffman McCann L.C.

 23.2        Consent of Jon D. Sawyer, P.C. (contained in Exhibit 5)

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10 (a) (3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ([Section] 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in Chanute, Kansas, on November 7, 1996.

                                     INFINITY, INC.


                                     By:/s/ Stanton E. Ross
                                            Stanton E. Ross, President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signatures                     Title                    Date
        ----------                     -----                    ----


/s/ Stanton E. Ross             President, Treasurer      November 7, 1996
Stanton E. Ross                 (Principal Financial
                                Officer) and Director


/s/ Don W. Appleby              Director                  November 7, 1996
Don W. Appleby


/s/ John C. Garrison            Secretary (Principal      November 7, 1996
John C. Garrison                Accounting Officer)
                                and Director